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Exhibit 99(a)(1)(i)

        OFFER TO PURCHASE FOR CASH

Up to 34,200,000 shares of Common Stock
(Including the Associated Stock Purchase Rights)

of

LIVE NATION ENTERTAINMENT, INC.

at

$12.00 Net Per Share

by

LMC EVENTS, LLC,

a wholly-owned subsidiary of

LIBERTY MEDIA CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 2, 2010, UNLESS THE TENDER OFFER IS EXTENDED.

        LMC Events, LLC, a wholly-owned subsidiary of Liberty Media Corporation, is offering to purchase, for cash, up to 34,200,000 shares of common stock, par value $.01 per share, of Live Nation Entertainment, Inc., a Delaware corporation, together with the associated stock purchase rights (collectively, the "Shares"), for $12.00 net per Share in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions described in this offer to purchase and the accompanying letter of transmittal (which together, as they may be amended and supplemented from time to time, constitute the "tender offer").

        The Shares trade on the New York Stock Exchange under the symbol "LYV." On January 25, 2010, the last full trading day before the initial announcement of the tender offer, the last sale price of the Shares as reported by the New York Stock Exchange was $10.51. On January 29, 2010, the last full trading day before the commencement of the tender offer, the last sale price of the Shares as reported by the New York Stock Exchange was $11.47. Stockholders are urged to obtain current market quotations for the Shares.

        The tender offer is not conditioned upon the receipt of financing or upon any minimum number of Shares being tendered. The tender offer is, however, subject to certain other conditions. See Section 13 ("Conditions of the Tender Offer") of this offer to purchase.

The Information Agent for the Tender Offer is:

D.F. KING & CO., INC.

February 1, 2010

IMPORTANT

        If you wish to tender all or any part of your Shares pursuant to the tender offer, then prior to the expiration date of the tender offer, which is 5:00 p.m., New York City time, on March 2, 2010 or such later time to which we may extend the tender offer, you must either:

          (1)   (a) complete and sign the letter of transmittal, or a facsimile of it, according to the instructions in the letter of transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, to Computershare Trust Company, N.A., the depositary for the tender offer, and mail or deliver the certificates for your tendered Shares to the depositary together with any other documents required by the letter of transmittal or (b) tender your Shares according to the procedure for book-entry transfer described in Section 2 ("Procedures for Tendering Shares") of this offer to purchase; or

          (2)   request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

        If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you desire to tender your Shares in the tender offer. If you desire to tender your Shares but prior to the expiration date:

          (1)   the certificates for the Shares you wish to tender cannot be delivered to the depositary; or

          (2)   you cannot comply with the procedure for book-entry transfer; or

          (3)   your other required documents cannot be delivered to the depositary;

you may tender your Shares according to the guaranteed delivery procedure described in Section 2 ("Procedures for Tendering Shares") of this offer to purchase.

        Questions and requests for assistance may be directed to D.F. King & Co., Inc., the information agent for the tender offer, at its address and telephone numbers set forth on the back cover page of this offer to purchase. Requests for additional copies of this offer to purchase, the related letter of transmittal or the notice of guaranteed delivery may also be directed to the information agent.

        We are not making the tender offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the tender offer to stockholders in any such jurisdiction.

        NONE OF THE PURCHASER, LIBERTY MEDIA CORPORATION, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL IN THEIR ENTIRETY. THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY (AS DEFINED HEREIN), IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER.

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SUMMARY TERM SHEET

        This summary term sheet highlights material information which can be found elsewhere in this offer to purchase. This summary does not describe all of the details of the tender offer, and we urge you to read this entire offer to purchase, and the related letter of transmittal, carefully because they contain the full details of the tender offer. For your convenience, we have included below references to the sections of this offer to purchase where you will find a more complete discussion.

Securities Sought	Up to 34,200,000 shares of common stock, par value $.01 per share, of Live Nation Entertainment, Inc. (including the associated stock purchase rights)
Price Offered Per Share	$12.00 per share (including the associated stock purchase rights), in cash, without interest and less applicable withholding taxes
Scheduled Expiration of the Tender Offer	March 2, 2010
Purchaser	LMC Events, LLC

Who is offering to purchase my Shares?

        LMC Events, LLC, a Delaware limited liability company, which we refer to as "Purchaser," "we," "our" or "us." We are a wholly-owned subsidiary of Liberty Media Corporation, a Delaware corporation ("Liberty"). Prior to the merger (the "Merger") of Ticketmaster Entertainment, Inc., or Ticketmaster, with a subsidiary of Live Nation Entertainment, Inc. on January 25, 2010, Liberty had been the largest stockholder of Ticketmaster with beneficial ownership of approximately 29% of the outstanding shares of Ticketmaster. As a result of the Merger, Liberty acquired 24,539,397 shares of Live Nation common stock in exchange for its Ticketmaster shares. In this offer to purchase we refer to Live Nation Entertainment, Inc. as "Live Nation" and the shares of Live Nation common stock (including the associated stock purchase rights) as the "Shares."

        After the Merger, the Shares beneficially owned by Liberty represented approximately 14.6% of the outstanding Shares. Pursuant to a stockholder agreement between Liberty and Live Nation, Liberty is permitted to beneficially own up to 35% of the outstanding Shares. Liberty's acquisition of up to 35% of the outstanding Shares is also exempted from Live Nation's stockholder rights plan. If we were to acquire all 34,200,000 Shares we seek to acquire in the tender offer, Liberty's beneficial ownership of outstanding Shares upon completion of the tender offer would be approximately 34.9%. Under the stockholder agreement, Liberty has the right to nominate two persons to Live Nation's 14-member board of directors. In connection with the Merger, Live Nation appointed two nominees of Liberty, John C. Malone, the Chairman of the board of directors of Liberty, and Mark Carleton, a Senior Vice President of Liberty, to the Live Nation board of directors.

        See Section 9 ("Certain Information About Purchaser and Liberty") and Section 10 ("Relationships, Agreements and Transactions with Live Nation and Ticketmaster") of this offer to purchase.

How many Shares are you seeking to purchase in the tender offer?

        We are offering to purchase up to 34,200,000 Shares pursuant to the tender offer, or such lesser number of Shares as may be properly tendered and not properly withdrawn, on the terms and subject to the conditions of the tender offer. See Section 1 ("Terms of the Tender Offer; Proration") of this offer to purchase.

What happens if stockholders tender more Shares than you are willing to buy?

        If stockholders tender more than 34,200,000 Shares, we will purchase Shares on a pro rata basis. This means that we will purchase from you a number of Shares calculated by multiplying the number of Shares you properly tendered by a proration factor. The proration factor will equal 34,200,000 divided by the total number of Shares properly tendered and not withdrawn. For example, if a total of 57,000,000 Shares are tendered, we will purchase 60% of the number of Shares that each stockholder tendered. We will make adjustments to avoid purchases of fractional shares. For information about the proration procedures of the tender offer, see Section 1 ("Terms of the Tender Offer; Proration") of this offer to purchase.

If you prorate, when will I know how many Shares will actually be purchased?

        If proration of the tendered Shares is required, we do not expect to announce the final results of proration or pay for any Shares until at least five New York Stock Exchange ("NYSE") trading days after the expiration of the tender offer. This is because we will not know the precise number of Shares properly tendered (and not withdrawn) until all supporting documentation for those tenders are reviewed and guaranteed deliveries are made. Preliminary results of proration will be announced by press release promptly following expiration of the tender offer. For information about the proration procedures of the tender offer, see Section 1 ("Terms of the Tender Offer; Proration") of this offer to purchase.

How much are you offering to pay, what is the form of payment and will I have to pay any fees or commissions?

        We are offering to pay stockholders $12.00 net per Share in cash, without interest, which represents approximately a 14.2% premium over the last sale price of the Shares on January 25, 2010, which was the last trading day for the Shares on the NYSE prior to the initial public announcement of the tender offer. Any payment is subject to applicable withholding taxes. If you are the record owner of your Shares and you tender your Shares to us in the tender offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders your Shares on your behalf, that person may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 1 ("Terms of the Tender Offer; Proration") of this offer to purchase.

What is the market price of my Shares as of a recent date?

        On January 25, 2010, the last full trading day before the initial announcement of the tender offer, the last sale price of the Shares as reported by the New York Stock Exchange was $10.51. On January 29, 2010, the last full trading day before the commencement of this tender offer, the last sale price of the Shares as reported on the NYSE was $11.47 per share. You are urged to obtain current market quotations for your Shares before deciding whether to tender your Shares. See Section 6 ("Price Range of the Shares") of this offer to purchase.

What is the purpose of the tender offer?

        We are making the tender offer because Liberty would like to increase its holdings in Live Nation, through the acquisition of additional Shares, for investment purposes. See Section 11 ("Background and Purpose of the Tender Offer") of this offer to purchase.

What does the Board of Directors of Live Nation think of the tender offer?

        The Live Nation Board of Directors is required by law to communicate its views regarding the tender offer to Live Nation stockholders in a Solicitation/Recommendation Statement on Schedule 14D-9 to be filed with the SEC within ten business days from the date the tender offer is commenced. Stockholders of Live Nation are urged to read the Schedule 14D-9 carefully and in its entirety when it becomes available.

Do you have the financial resources to make payment?

        Yes. If we purchase 34,200,000 Shares pursuant to the tender offer at $12.00 per share, our aggregate cost will be approximately $410 million, not including fees and expenses, which are estimated to be approximately $285,000. We will use Liberty's available cash resources to purchase the Shares in the tender offer. Our purchase of Shares in the tender offer is not conditioned on the receipt of financing. See Section 12 ("Source and Amount of Funds") and Section 13 ("Conditions of the Tender Offer") of this offer to purchase.

Is your financial condition material to my decision to tender my Shares into the tender offer?

        We do not believe that our financial condition is material to your decision to tender Shares and accept the tender offer because, among other things, the tender offer consideration consists solely of cash, Liberty has the financial resources necessary to complete the tender offer, and the tender offer is not conditioned on the receipt of financing. See Section 12 ("Source and Amount of Funds") and Section 13 ("Conditions of the Tender Offer") of this offer to purchase.

How long do I have to tender my Shares?

        You will have until 5:00 p.m., New York City time, on March 2, 2010 (unless the tender offer is extended) to decide whether to tender your Shares in the tender offer. See Section 1 ("Terms of the Tender Offer; Proration") of this offer to purchase. If you cannot deliver everything that we require in order to make a proper tender by that time, you may be able to use a guaranteed delivery procedure. The guaranteed delivery procedure is discussed in Section 2 ("Procedures for Tendering Shares—Guaranteed Delivery") of this offer to purchase.

        If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is possible the nominee has established an earlier deadline for you to act to instruct the nominee to accept the tender offer on your behalf. See Section 1 ("Terms of the Tender Offer; Proration") of this offer to purchase.

How will I be notified if the tender offer is extended or amended?

        If we decide to extend the tender offer, we will issue a press release announcing the extension and the new expiration date by no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date. We will announce any amendment to the tender offer by making a public announcement of the amendment. See Section 1 ("Terms of the Tender Offer; Proration") of this offer to purchase.

Are there any conditions to the tender offer?

        Yes. The tender offer is subject to conditions, including the absence of court or governmental action prohibiting the tender offer, our receipt of all necessary governmental approvals to acquire the Shares prior to the expiration of the tender offer, and the absence of changes in general market conditions that, in our reasonable judgment, are or may be materially adverse to us. See Section 13

("Conditions of the Tender Offer") of this offer to purchase. The tender offer is not conditioned on the tender of any minimum number of Shares or the receipt of financing.

How do I tender my Shares?

        If you wish to tender all or a portion of your Shares, then before 5:00 p.m., New York City time, on March 2, 2010, unless the tender offer is extended:

  •
  you must deliver your share certificate(s) and a properly completed and duly executed letter of transmittal to the depositary at the address appearing on the back cover page of this offer to purchase; or

  •
  the depositary must receive a confirmation of receipt of your Shares by book-entry transfer and a properly completed and duly executed letter of transmittal or agent's message; or

  •
  you must request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

If you cannot deliver a required item to the depositary by the expiration of the tender offer, you may get three extra trading days to do so by utilizing the guaranteed delivery procedure outlined in Section 2 of this offer to purchase. The depositary must receive the missing items within that period for the tender to be valid.

        You may contact the information agent or your broker for assistance. The contact information for the information agent is set forth on the back cover page of this offer to purchase. See Section 2 ("Procedures for Tendering Shares") of this offer to purchase.

How do I tender the stock purchase rights associated with my Shares?

        You need take no action in addition to that described in "How do I tender my Shares?" above. Under Live Nation's stockholder rights plan, all stock purchase rights trade with, and are inseparable from, Live Nation's common stock and are evidenced only by the certificates that represent shares of Live Nation common stock (or, in the case of uncertificated shares of Live Nation common stock, all book-entry notations).

Once I have tendered Shares in the tender offer, can I withdraw my tender?

        You may withdraw any Shares you have tendered pursuant to the tender offer at any time before the expiration of the tender offer, which will occur at 5:00 p.m., New York City time, on March 2, 2010, or the new expiration date if we extend the tender offer. If we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares after 12:00 midnight, New York City time, on April 1, 2010. See Section 3 ("Withdrawal Rights") of this offer to purchase.

How do I withdraw Shares I previously tendered?

        You must deliver, prior to the expiration of the tender offer, a written or facsimile notice of your withdrawal to the depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of these Shares. If you have tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your Shares. See Section 3 ("Withdrawal Rights") of this offer to purchase.

When will you pay for the Shares I tender?

        We will pay the purchase price to you in cash, less any applicable withholding taxes and without interest, for the Shares we purchase as promptly as practicable after the expiration of the tender offer and our determination of any proration factor. We currently anticipate that will be five trading days after the expiration date. See Section 1 ("Terms of the Tender Offer; Proration") of this offer to purchase.

If I decide not to tender, how will the offer affect me?

        If you decide not to tender your Shares, you will still own the same amount of Shares and Live Nation will still be a public company listed on the NYSE. Although our purchase of Shares pursuant to the tender offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, we do not believe that the liquidity or the market value of the Shares held by the public following the tender offer will be adversely affected. See Section 7 ("Effect of the Tender Offer on the Market for Shares") of this offer to purchase.

Do I have appraisal or dissenter's rights?

        There are no appraisal or dissenter's rights available in connection with the tender offer.

What are the U.S. federal income tax consequences of tendering Shares in the tender offer?

        Your receipt of cash for Shares tendered in the tender offer will be a taxable transaction for U.S. federal income tax purposes. For a summary of the material U.S. federal income tax consequences of the tender offer, see Section 5 ("Material U.S. Federal Income Tax Consequences") of this offer to purchase. We recommend that you consult with your own tax advisor regarding the U.S. federal, state, local and foreign tax consequences to you of tendering all or a portion of your Shares in the tender offer.

Who can I talk to if I have questions?

        The information agent can help answer your questions. The information agent is D.F. King & Co., Inc. Contact information for the information agent is set forth on the back cover of this offer to purchase.

To the Holders of Common Stock of Live Nation Entertainment, Inc.:

INTRODUCTION

        LMC Events, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Liberty Media Corporation, is offering to purchase up to 34,200,000 Shares of Live Nation (including the associated stock purchase rights) for $12.00 net per share in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase and in the related letter of transmittal. Unless the context indicates otherwise, we use the terms "us," "we," "our" and "Purchaser" in this offer to purchase to refer to LMC Events, LLC and the term "Liberty" to refer to Liberty Media Corporation. We refer to Live Nation Entertainment, Inc. as "Live Nation." We refer to the shares of common stock, par value $.01 per share, of Live Nation together with the associated stock purchase rights as "Shares."

        Live Nation has adopted a stockholder rights plan that entitles each holder of a share of Live Nation common stock to a "right" to purchase from Live Nation a unit consisting of one one-hundredth of a share of Series A junior participating preferred stock at a purchase price of $80 in cash per unit (subject to adjustment), once the rights become exercisable. The stock purchase rights trade with, and are inseparable from, Live Nation's common stock and are evidenced only by the certificates (or, in the case of uncertificated shares, all book-entry notations) that represent shares of Live Nation common stock. The stock purchase rights only separate and become exercisable (i) ten days after a public announcement that any person or group has become an "acquiring person" by acquiring 15% or more of the outstanding shares of Live Nation common stock (or, in the case of certain Schedule 13G filers, 20% or more) or, if earlier, (ii) ten business days (or a later date determined by the Live Nation board of directors before any person or group becomes an acquiring person) after a person or group begins a tender or exchange offer that, if completed, would result in their becoming an acquiring person, in each case without the approval of the Live Nation board of directors. Prior to exercise, the rights do not give its holder any dividend, voting or liquidation rights. On February 25, 2009, Live Nation amended its stockholder rights plan to exempt Liberty and certain of its affiliates from becoming an "acquiring person" under the terms of the stockholder rights plan so long as Liberty and its affiliates do not acquire Live Nation equity securities in excess of Liberty's applicable percentage (as defined in Liberty's stockholder agreement with Live Nation), which is currently 35%, and the acquisition is in compliance with the stockholder agreement between Liberty and Live Nation. See Section 10 ("Relationships, Agreements and Transactions with Live Nation and Ticketmaster") of this offer to purchase. By tendering your Shares in the tender offer, you will be deemed to have tendered the associated stock purchase rights without any further action on your part.

        Tendering stockholders whose Shares are registered in their own names and who tender directly to Computershare, the depositary for the tender offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in instruction 6 to the letter of transmittal, stock transfer taxes on the purchase of Shares by us in the tender offer. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders your Shares on your behalf, that person may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. We will pay all fees and expenses of the depositary and D.F. King & Co., Inc., which is acting as the information agent for the tender offer, which are attributable to the tender offer. See Section 16 ("Fees and Expenses") of this offer to purchase.

        On January 25, 2010, the last full trading day before the initial announcement of the tender offer, the last sale price of the Shares as reported by the New York Stock Exchange ("NYSE") was $10.51. On January 29, 2010, the last trading day prior to the commencement of this tender offer, the last sale price of the Shares as reported by the NYSE was $11.47. You should discuss with your broker or other financial, legal or tax advisors whether to tender your Shares. We urge you to obtain current market quotations for the Shares before deciding whether to tender your Shares in the tender offer.

        THE TENDER OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OBLIGATION TO ACCEPT AND PAY FOR SHARES VALIDLY TENDERED PURSUANT TO THE TENDER OFFER IS CONDITIONED UPON SATISFACTION OR WAIVER OF THE CONDITIONS SET FORTH IN SECTION 13 ("CONDITIONS OF THE TENDER OFFER") OF THIS OFFER TO PURCHASE.

        The offer will expire at 5:00 p.m., New York City time, on March 2, 2010, unless extended. See Section 1 ("Terms of the Tender Offer; Proration"), Section 13 ("Conditions of the Tender Offer") and Section 14 ("Certain Legal Matters") of this offer to purchase.

        The board of directors of Live Nation is required by law to communicate its views regarding the tender offer to Live Nation stockholders in a Solicitation/Recommendation Statement on Schedule 14D-9 ("Schedule 14D-9") to be filed with the Securities and Exchange Commission, or "SEC", within ten business days from the date the tender offer is commenced. Stockholders of Live Nation are urged to read the Schedule 14D-9 carefully and in its entirety when it becomes available.

        For purposes of the tender offer, the term "business day" means any day, other than Saturday, Sunday or any U.S. federal holiday consisting of the time period from 12:01 a.m. through 12:00 midnight, New York City time. For the purposes of the offer, a "trading day" is any day on which the NYSE is open for business.

        Based on information obtained from Live Nation, there were 168,416,324 Shares outstanding (not including Shares held in treasury) after completion of the merger (the "Merger") of Ticketmaster Entertainment, Inc., or Ticketmaster, with a subsidiary of Live Nation.

        Please see Section 5 ("Material U.S. Federal Income Tax Consequences") of this offer to purchase for a summary of the material U.S. federal income tax consequences of tendering Shares in the tender offer.

THE TENDER OFFER

1.  TERMS OF THE TENDER OFFER; PRORATION

        Upon the terms of and subject to the conditions to the tender offer (including, if the tender offer is extended or amended, the terms and conditions of such extension or amendment), we will purchase up to 34,200,000 Shares in the aggregate that are validly tendered prior to the expiration date (as hereinafter defined) and not properly withdrawn in accordance with Section 3 ("Withdrawal Rights") of this offer to purchase at a price of $12.00 per share, net to the seller in cash (subject to applicable withholding of U.S. federal, state and local taxes). The term "expiration date" means 5:00 p.m., New York City time, on March 2, 2010, unless and until we, in our sole discretion, shall have extended the period of time during which the tender offer is open, in which event the term "expiration date" will mean the latest time and date on which the tender offer, as so extended by us, will expire.

        If more than 34,200,000 Shares are validly tendered prior to the expiration date, and not properly withdrawn, we will, upon the terms and subject to the conditions of the tender offer, purchase 34,200,000 Shares on a pro rata basis (with adjustments to avoid purchases of fractional shares) based upon the number of Shares validly tendered by the expiration date and not properly withdrawn. If proration of tendered shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn (including due to tenders pursuant to the guaranteed delivery procedures), we do not expect to announce the final results of proration or pay for any shares until at least five trading days after the expiration date. Preliminary results of proration will be announced by press release promptly following the expiration date. All Shares not accepted for payment will be returned to the stockholder or, in the case of tendered Shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, promptly after the expiration or termination of the tender offer in each case, in accordance with the procedure described in Section 4 ("Acceptance for Payment and Payment") of this offer to purchase.

        We reserve the right to increase or decrease the number of Shares we are seeking in the tender offer, subject to applicable laws and regulations as described below and our agreements with Live Nation described in Section 10 ("Relationships, Agreements and Transactions with Live Nation and Ticketmaster") of this offer to purchase.

        Subject to the terms of the applicable rules and regulations of the SEC, we reserve the right, but will not be obligated, at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 13 ("Conditions of the Tender Offer") of this offer to purchase shall have occurred, to:

  •
  extend the tender offer beyond the then scheduled expiration date, and thereby delay acceptance for payment of and payment for any Shares, by giving oral or written notice of that extension to the depositary; and

  •
  amend the tender offer in any other respect by giving oral or written notice of that amendment to the depositary.

        UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE TENDER OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

        There can be no assurance that we will exercise our right to extend the tender offer.

        If by 5:00 p.m., New York City time, on March 2, 2010 (or any date or time then set as the expiration date), any or all of the conditions to the tender offer has or have not been satisfied or waived, we reserve the right (but shall not be obligated except as described in this Section 1), subject to the applicable rules and regulations of the SEC: (i) to terminate the tender offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders; (ii) to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the expiration date and not thereafter validly withdrawn; (iii) to extend the tender offer and, subject to the right of stockholders to withdraw Shares until the expiration date, retain the Shares that have been tendered during the period or periods for which the tender offer is extended; or (iv) to amend the tender offer.

        Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-l(d) under the Securities Exchange Act of 1934 (the "Exchange Act") requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date in accordance with the public announcement requirements of Rule 14d-4(d). Subject to applicable law (including Rules 14d-4(d) and 14d-6(c), which require that any material change in the information published, sent or given to stockholders in connection with the tender offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

        If we extend the tender offer, we are delayed in accepting for payment or paying for Shares, or we are unable to accept for payment or pay for Shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the depositary may, on our behalf, retain all Shares tendered. Such tendered Shares may not be withdrawn except as provided in Section 3 ("Withdrawal Rights") of this offer to purchase. Our reservation of the right to delay acceptance for payment of or payment for Shares is subject to Exchange Act Rule 14e-1(c), which requires that we pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the tender offer.

        If we make a material change in the tender offer, or if we waive a material condition to the tender offer, we will extend the tender offer to the extent required by Exchange Act Rules 14d-4(d), 14d-6(c) and 14e-1. The minimum period during which the tender offer must remain open following material changes in its terms or the information concerning it, other than a change in price or the percentage of securities sought, will depend on the facts and circumstances then existing, including the materiality of the changed terms or information.

        If we decide, in our sole discretion, to increase or decrease the consideration offered in the tender offer or to change the number of Shares we are seeking in the tender offer, and if, at the time that notice of any such changes is first published, sent or given to holders of Shares, the tender offer is scheduled to expire at any time earlier than the tenth business day after (and including) the date of such notice, then the tender offer will be extended at least until the expiration of such period of ten business days. If, however, we increase the number of Shares we are seeking under the tender offer by not more than two percent of the outstanding shares, then pursuant to Exchange Act Rule 14e-1(b), we would not be required to extend the expiration date of the tender offer.

        We will promptly furnish, at our expense, this offer to purchase, the related letter of transmittal and other relevant materials to those record holders of Shares, beneficial owners, banks, brokers, dealers, trust companies and other persons who request such material from our information agent.

2.  PROCEDURES FOR TENDERING SHARES

        Proper Tender of Shares.    For Shares to be tendered properly under the tender offer, (1) the certificates for such Shares (or confirmation of receipt of such Shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), including any required signature guarantees, or an "agent's message" (as defined below), and any other documents required by the letter of transmittal, must be received before 5:00 p.m., New York City time, on the expiration date by the depositary at its address set forth on the back cover page of this offer to purchase or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

        Stockholders who hold Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such persons to determine whether transaction costs are applicable if stockholders tender shares to the depositary through them.

        Signature Guarantees and Method of Delivery.    No signature guarantee is required: (1) if the letter of transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 2, shall include any participant in The Depository Trust Company, referred to as the "book-entry transfer facility", whose name appears on a security position listing as the owner of the Shares) tendered therewith and such holder has not completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the letter of transmittal; or (2) if Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution", as such term is defined in Rule 17Ad-15 under the Exchange Act. If a certificate for Shares is registered in the name of a person other than the person executing a letter of transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

        Payment for Shares tendered and accepted for payment in the tender offer will be made only after timely receipt by the depositary of certificates for such Shares or a timely confirmation of the book-entry transfer of such Shares into the depositary's account at the book-entry transfer facility as described above, a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, or an agent's message in the case of a book-entry transfer, and any other documents required by the letter of transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

        Book-Entry Delivery.    The depositary will establish an account with respect to the Shares for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this offer to purchase, and any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of Shares by causing the book-entry transfer facility to transfer those Shares into the depositary's account in accordance with the book-entry transfer facility's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the depositary's account at the book-entry transfer facility, either (1) a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof with any required signature guarantees, or an agent's message, and any other required documents must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this offer to purchase before the expiration date or (2) the guaranteed delivery procedure described below must be followed. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

        The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the Shares that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.

        U.S. Federal Backup Withholding Tax.    Under the U.S. federal income tax laws, payments with respect to Shares tendered in the tender offer may be subject to U.S. federal backup withholding tax. For a discussion of the material U.S. federal income tax consequences of the tender offer, including the U.S. federal backup withholding tax and related documentation to be provided to the depositary, see Section 5 ("Material U.S. Federal Income Tax Consequences") of this offer to purchase.

        Guaranteed Delivery.    If a stockholder desires to tender Shares in the tender offer and the stockholder's share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, the Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (a)   the tender is made by or through an eligible guarantor institution;

          (b)   the depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this document, including (where required)

  a signature guarantee by an eligible guarantor institution in the form set forth in such notice of guaranteed delivery; and

          (c)   the certificates for all tendered Shares, in proper form for transfer, or confirmation of book-entry transfer of such shares into the depositary's account at the book-entry transfer facility, together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any required signature guarantees, or an agent's message, or other documents required by the letter of transmittal, are received by the depositary within three trading days after the date of receipt by the depositary of the notice of guaranteed delivery.

        Return of Unpurchased Shares.    If any tendered Shares are not purchased under the tender offer or are properly withdrawn before the expiration date, or if less than all Shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased Shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the Shares, as applicable, or, in the case of Shares tendered by book-entry transfer at the book-entry transfer facility, the Shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties (absent manifest error). We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the tender offer or any defect or irregularity in any tender; provided, that we will not waive any condition of the tender offer with respect to a tender unless we waive that condition for all tenders made in the tender offer. Our interpretation of the terms of the tender offer will be final and binding on all parties. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. None of Purchaser, Liberty, the depositary, the information agent, or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

        Appointment of Proxy.    By executing a letter of transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner set forth in the letter of transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this offer to purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares. Upon such acceptance for payment, all prior powers of attorney, proxies and written consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney, proxies or written consents may be granted (and, if previously granted, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may determine at any annual, special or adjourned meeting of Live Nation's stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, we are able to exercise immediately upon our acceptance for payment of such Shares full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

        Tendering Stockholder's Representation and Warranty; Purchaser's Acceptance Constitutes an Agreement.    A tender of Shares under any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder's representation and warranty to us that (1) the stockholder has a net long position in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act and (2) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person's own account unless, at the time of tender and at the end of the proration period (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount tendered in (x) the subject securities or (y) securities immediately convertible into, or exchangeable or exercisable for, the subject securities and (2) will deliver or cause to be delivered the Shares in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of Shares tendered in the tender offer will constitute a binding agreement between the tendering stockholder and us upon the terms and conditions of the tender offer.

        Lost or Destroyed Certificates.    If the certificates representing Shares that a registered stockholder wants to surrender have been lost, destroyed or stolen, the stockholder should follow the instructions set forth in the letter of transmittal. See Instruction 11 of the letter of transmittal.

        CERTIFICATES FOR TENDERED SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT'S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO PURCHASER, LIBERTY OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO PURCHASER, LIBERTY OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

3.  WITHDRAWAL RIGHTS

        Except as otherwise provided in this Section 3, tenders of Shares under the tender offer are irrevocable. Shares tendered under the tender offer may be withdrawn at any time before the expiration date of the tender offer and, unless theretofore accepted for payment by us under the tender offer, may also be withdrawn at any time after 12:00 midnight, New York City time, on April 1, 2010.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the depositary at its address set forth on the back cover page of this offer to purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless such Shares have been tendered for the account of an eligible guarantor institution.

        If Shares have been tendered under the procedure for book-entry transfer set forth in Section 2 ("Procedures for Tendering Shares") of this offer to purchase, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and must otherwise comply with such book-entry transfer facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. None of us, Liberty, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        Withdrawals may not be rescinded and any Shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer unless the withdrawn Shares are properly re-tendered before the expiration date by following one of the procedures described in Section 2 ("Procedures for Tendering Shares") of this offer to purchase.

        If we extend the tender offer, we are delayed in our purchase of Shares or we are unable to purchase Shares under the tender offer for any reason, then, without prejudice to our rights under the tender offer, the depositary may, subject to applicable law, retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 3.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT

        On the terms of and subject to the conditions to the tender offer, including, if we extend or amend the tender offer, the terms and conditions of any such extension or amendment, we will accept for payment, and will pay promptly after the expiration date for, all Shares validly tendered prior to the expiration date and not properly withdrawn in accordance with Section 3 ("Withdrawal Rights") of this offer to purchase, up to a maximum of 34,200,000 Shares. We will decide, in our reasonable discretion, all questions as to the satisfaction of those terms and conditions, and each such decision will be final and binding. See Section 1 ("Terms of the Offer; Proration") and Section 13 ("Conditions of the Tender Offer") of this offer to purchase. We expressly reserve the right, in our sole discretion, to delay acceptance for payment of or payment for Shares until satisfaction of all conditions to the tender offer relating to governmental or regulatory approvals. We will effect any such delays in compliance with Exchange Act Rule 14e-1(c), which relates to the obligation of a bidder to pay for or return tendered securities promptly after the termination or withdrawal of its tender offer.

        In all cases, we will accept for payment and pay for Shares accepted under the tender offer only after timely receipt by the depositary of:

  •
  certificates representing, or a timely book-entry confirmation respecting, those Shares;

  •
  a letter of transmittal, or a facsimile thereof, properly completed and executed with any required signatures thereon or, in the case of a book-entry transfer, an agent's message; and

  •
  any other documents the letter of transmittal requires.

        For purposes of the tender offer, we will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to us and not withdrawn, if and when we give oral or written notice to the depositary of our acceptance for payment of those Shares.

        On the terms of and subject to the conditions to the tender offer, we will pay for Shares we have accepted for payment under the tender offer by depositing the purchase price therefor with the depositary. The depositary will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders whose Shares we have accepted for payment.

        UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE TENDER OFFER OR ANY DELAY IN PAYING FOR THOSE SHARES.

        If we are delayed in our acceptance for payment of, or payment for, Shares or we are unable to accept for payment, or pay for, shares under the tender offer for any reason, then, without prejudice to our rights under the tender offer, but subject to our compliance with Exchange Act Rule 14e-1(c), the depositary nevertheless may retain tendered Shares on our behalf and those shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, the withdrawal rights described in Section 3 ("Withdrawal Rights") of this offer to purchase.

        If we do not purchase any tendered Shares under the tender offer for any reason, then, promptly following the expiration or termination of the tender offer and at no expense to tendering stockholders:

  •
  the depositary will return certificates it has received representing tendered Shares to the person who delivered those certificates to the depositary; and

  •
  in the case of tendered Shares delivered by book-entry transfer into the depositary's account at the book-entry transfer facility in accordance with the procedures described in Section 2 ("Procedures for Tendering Shares") of this offer to purchase, those Shares will be credited to the account at the book-entry transfer facility from which that transfer had been previously made.

5.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of material U.S. federal income tax consequences to certain Live Nation stockholders who exchange their Shares for cash pursuant to the tender offer. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury regulations promulgated thereunder, judicial decisions, published rulings and administrative pronouncements of the Internal Revenue Service ("IRS") and other applicable authorities, all as in effect as of the date of this offer to purchase and all of which are subject to change or differing interpretations at any time with possible retroactive effect.

        This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular Live Nation stockholder in light of such stockholder's particular circumstances, or to certain types of Live Nation stockholders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, U.S. Holders, as defined below, whose "functional currency" is not the U.S. dollar, partnerships or other pass-through entities for U.S. federal income tax purposes, persons holding Shares as part of a hedge, straddle, wash sale, conversion or constructive sale transaction or other risk reduction transaction, financial institutions, employee benefit plans, mutual funds, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, controlled foreign corporations, passive foreign investment companies and individuals who are former citizens or long-term residents of the United States). In addition, this discussion does not address any alternative minimum tax or state, local or foreign tax consequences, or any U.S. federal non-income tax consequences (such as federal estate or gift tax consequences). Further, this discussion is limited to Live Nation stockholders who hold their Shares as "capital assets" (generally, property held for investment) within the meaning of section 1221 of the Code and who did not receive their Shares upon the exercise of employee stock options or otherwise as compensation.

        If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding Shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of an exchange of Shares for cash pursuant to the tender offer.

        We have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning tax consequences of the sale of Shares to us pursuant to the tender offer or that any such position would not be sustained.

        As used herein, a "U.S. Holder" means a beneficial owner of Shares that is for U.S. federal income tax purposes (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

(3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (x) the administration of the trust is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        As used herein, a "Non-U.S. Holder" means a beneficial owner of Shares that is not a U.S. Holder and that is not treated as a partnership or a partner in a partnership for U.S. federal income tax purposes.

        TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, LIVE NATION STOCKHOLDERS ARE HEREBY NOTIFIED THAT: (A) THE DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS OFFER TO PURCHASE IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER; (B) SUCH DISCUSSION WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TENDER OFFER; AND (C) LIVE NATION STOCKHOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Consequences to Tendering U.S. Holders

        Payments with Respect to the Shares.    The exchange of Shares for cash pursuant to the tender offer will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who receives cash for Shares pursuant to the tender offer will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder's adjusted tax basis in the Shares sold.

        Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder's holding period of the Shares is more than one year as of the date of the sale. Gain or loss will be calculated separately for each block of Shares sold in the tender offer. Long-term capital gains recognized by an individual U.S. Holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses.

        Information Reporting and Backup Withholding.    Information reporting requirements may apply to the payment of gross proceeds for Shares sold pursuant to the tender offer. These requirements, however, do not apply with respect to certain exempt holders, such as corporations.

        Under the U.S. federal backup withholding rules, unless an exemption applies under the applicable law and regulations, the gross proceeds payable to a stockholder or other payee pursuant to the tender offer may be subject to U.S. federal backup withholding tax at the applicable rate (currently 28%). Backup withholding generally will apply if the recipient of such payment fails to provide its taxpayer identification number (employer identification number or social security number) to the depositary (as payer), certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding. Therefore, each tendering stockholder that is a U.S. Holder should complete and sign the IRS Form W-9 included as part of the letter of transmittal so as to provide the information and certification necessary to avoid backup withholding unless the stockholder otherwise establishes to the satisfaction of the depositary that the stockholder is exempt from backup withholding. If a U.S. Holder does not provide the depositary with the correct taxpayer identification number, the U.S. Holder may be subject to penalties imposed by the IRS. Certain "exempt recipients" (including corporations) are not subject to backup withholding.

        Any amounts withheld under the backup withholding rules generally will be allowed as a credit against the U.S. Holder's U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the requisite information is timely provided to the IRS.

Consequences for Tendering Non-U.S. Holders

        Payments with respect to the Shares.    Subject to the discussion below under "—Information Reporting and Backup Withholding," a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain recognized on the sale of Shares for cash in the tender offer unless:

  (i)
  the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if an applicable income tax treaty so requires, is attributable to such holder's permanent establishment in the United States);

  (ii)
  the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year in which the sale of Shares occurs and certain other conditions are met; or

  (iii)
  Live Nation is or has been a "United States real property holding corporation" ("USRPHC") for U.S. federal income tax purposes during the relevant statutory period.

        A Non-U.S. Holder described in clause (i) generally will be subject to U.S. federal income tax on a net income basis in the same manner as a U.S. holder. If a Non-U.S. holder is a corporation for U.S. federal income tax purposes, that portion of such holder's earnings and profits that is effectively connected with its U.S. trade or business also may be subject to a "branch profits tax," currently at a 30% rate, although an applicable income tax treaty may provide for a lower rate. A Non-U.S. Holder described in clause (ii) generally will be subject to U.S. federal income tax, currently at a 30% rate (or a lower applicable treaty rate), on any gain recognized on the sale of Shares pursuant to the tender offer, which may be offset by U.S. source capital losses.

        With respect to clause (iii) above, even if Live Nation is or has been a USRPHC during the relevant statutory period, so long as the Live Nation common stock is regularly traded on an established securities market (within the meaning of applicable Treasury regulations), Non-U.S. Holders that do not own, actually or by attribution (and have not owned, actually or by attribution, during the five year period ending on the date of their sale of Shares pursuant to the tender offer) more than 5% of Live Nation's common stock will not be subject to U.S. federal income tax on any gain realized on the sale of Shares pursuant to the tender offer solely because Live Nation is or was a USRPHC.

        Information Reporting and Backup Withholding.    In general, Non-U.S. Holders will not be subject to backup withholding and information reporting with respect to a payment made for Shares sold pursuant to the tender offer if such holders have provided the depositary with a properly executed IRS Form W-8BEN or other applicable IRS Form W-8 (or appropriate substitute form) or otherwise have established to the satisfaction of the depositary an exemption. Non-U.S. Holders are encouraged to consult their tax advisors as to their qualification for exemption from backup withholding.

        Any amounts withheld under the backup withholding rules generally will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the requisite information is timely provided to the IRS.

        THE SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH HEREIN IS BASED ON THE LAW IN EFFECT ON THE DATE OF THIS OFFER TO PURCHASE. WE RECOMMEND THAT YOU CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE TENDER OFFER TO YOU, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND THE POSSIBLE EFFECTS OF ANY CHANGES IN U.S. FEDERAL OR OTHER APPLICABLE TAX LAWS.

6.  PRICE RANGE OF THE SHARES

        Live Nation lists its common stock on the NYSE under the trading symbol "LYV." The following table sets forth the high and low sale prices of the Shares for each quarter, as reported by the NYSE, based on published financial sources for the last full two years and the period indicated in 2010.

	Live Nation Common Stock Market Price
	High	Low
2008
First quarter	$15.04	$9.26
Second quarter	$16.15	$10.23
Third quarter	$18.75	$9.60
Fourth quarter	$16.75	$2.73
2009
First quarter	$6.54	$2.47
Second quarter	$6.07	$2.55
Third quarter	$8.88	$3.98
Fourth quarter	$8.96	$6.33
2010
First quarter ending January 29, 2010	$12.36	$8.51

        On February 3, 2009, the last trading day before various news outlets began reporting on a possible transaction involving Live Nation and Ticketmaster, the last sale price per Share of Live Nation common stock as reported by the NYSE was $4.99. On January 25, 2010, the date the Merger closed and the last trading day before Liberty publicly announced its intention to commence the tender offer, the last sale price of the Shares as reported by the NYSE was $10.51. On January 29, 2010, the last full trading day prior to our commencement of the tender offer, the last sale price of the Shares as reported by the NYSE was $11.47. Stockholders are urged to obtain current market quotations for their Shares.

7.  EFFECT OF THE TENDER OFFER ON THE MARKET FOR SHARES

        If we purchase the maximum number of Shares in the tender offer, following consummation of the tender offer Liberty will be the beneficial owner, in the aggregate, of 58,739,397 Shares, representing approximately 34.9% of the outstanding Shares. Our purchase of Shares pursuant to the tender offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares. We do not believe that our purchase of Shares pursuant to the tender offer will adversely affect the liquidity and market value of the remaining Shares held by the public.

8.  CERTAIN INFORMATION CONCERNING LIVE NATION

        General.    Live Nation is a Delaware corporation. Live Nation's principal executive offices are located at 9348 Civic Center Drive, Beverly Hills, California 90210, and its telephone number at that address is (310) 867-7000.

        Available Information.    Live Nation is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Live Nation must disclose in its proxy statements distributed to its stockholders and filed with the SEC information as of particular dates concerning its directors and officers, their remuneration, stock options and other matters, the principal holders of its securities and any material interest of those persons in transactions with Live Nation. That information is available for inspection at the public reference facilities of the SEC at 100 F Street N.E., Washington, DC 20549. You can

obtain copies of that information by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 100 F Street, N.E., Washington, DC 20549. The SEC also maintains a web site, http://www.sec.gov, that contains reports, proxy statements and other information regarding registrants that file electronically with it.

        We expect that Live Nation will issue its earnings release, and hold a related earnings call, regarding its fourth quarter and full year 2009 results in late February, 2010. Live Nation stockholders should consider whether they wish to evaluate those results before making their decision whether to tender Shares in the tender offer.

        Except as otherwise stated herein, the information concerning Live Nation contained herein has been taken from or based on publicly available documents on file with the SEC and other publicly available information.

        Although we do not have any knowledge that any such information is untrue, we take no responsibility for the accuracy or completeness of that information or for any failure by Live Nation to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to us.

9.  CERTAIN INFORMATION ABOUT PURCHASER AND LIBERTY

        Purchaser and Liberty.    Purchaser is a newly-formed Delaware limited liability company organized for the purpose of making the tender offer. We have no assets or operations and have not carried on any activities other than in connection with the tender offer and as described herein.

        We are a wholly-owned subsidiary of Liberty. Liberty owns interests in a broad range of electronic retailing, media, communications and entertainment businesses. Those interests are attributed to three tracking stock groups: (1) the Liberty Interactive group (NASDAQ: LINTA, LINTB), which includes Liberty's interests in QVC, Provide Commerce, Backcountry.com, BUYSEASONS, Bodybuilding.com, IAC/InterActiveCorp, and Expedia and Liberty's 14.6% interest in Live Nation, (2) the Liberty Starz group (NASDAQ: LSTZA, LSTZB), which includes Liberty's interests in Starz Entertainment and ViaSat, Inc., and (3) the Liberty Capital group (NASDAQ: LCAPA, LCAPB), which includes all businesses, assets and liabilities of Liberty not attributed to the Interactive group or the Starz group, including its subsidiaries Starz Media, LLC, Atlanta National League Baseball Club, Inc., and TruePosition, Inc., Liberty's interest in SIRIUS XM Radio, Inc., and minority equity investments in Time Warner Inc., Time Warner Cable and Sprint Nextel Corporation.

        The principal executive offices of each of Purchaser and Liberty are located at 12300 Liberty Boulevard, Englewood, CO 80112, and the telephone number at such address is (720) 875-5400.

        Additional Information.    The name, business address, citizenship, present principal occupation and employment history for the past five years of the members of the board of directors of Liberty and the executive officers of each of Purchaser and Liberty are set forth on Schedule A hereto. Purchaser is managed by its sole member, which is a wholly-owned subsidiary of Liberty, and does not have a board of directors. None of Purchaser or Liberty or, to the best knowledge of Purchaser and Liberty, after reasonable inquiry, any of the persons listed on Schedule A hereto, has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

        Liberty is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Liberty must disclose in its proxy statements distributed to its stockholders and filed with the SEC information as of particular dates concerning its directors and officers, their remuneration, stock options and other matters, the principal holders of its securities and any material interest of those persons in transactions with Liberty. That information is available for inspection at the public reference facilities of the SEC at 100 F Street N.E., Washington, DC 20549. You can obtain copies of that information by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 100 F Street, N.E., Washington, DC 20549. The SEC also maintains a web site, http://www.sec.gov, that contains reports, proxy statements and other information regarding registrants that file electronically with it. We have filed with the SEC a Tender Offer Statement on Schedule TO which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth above.

        Interest in Securities of the Subject Company.    In connection with the spin-off of Ticketmaster from its former parent company, IAC/InterActiveCorp., or "IAC", on August 20, 2008, Liberty received 16,643,957 shares of Ticketmaster common stock, which, as of January 25, 2010, represented approximately 29% of the outstanding shares of Ticketmaster common stock. For more information about the Ticketmaster spin-off and Liberty's arrangements with Ticketmaster see Section 10 ("Relationships, Agreements and Transactions with Live Nation and Ticketmaster") and Section 11 ("Background and Purpose of the Tender Offer") of this offer to purchase. On January 25, 2010, Live Nation and Ticketmaster completed the Merger pursuant to which Ticketmaster merged with a subsidiary of Live Nation and each share of Ticketmaster common stock outstanding as of the effective time of the Merger was converted into the right to receive approximately 1.474 Shares and, as a result, Liberty acquired 24,539,397 Shares in the Merger. Liberty currently beneficially owns 24,539,397 Shares, which represented approximately 14.6% of the outstanding Shares immediately following the Merger. Those Shares are attributed by Liberty to its Liberty Interactive Group. If we purchase in the tender offer all 34,200,000 Shares we seek to purchase, then, after completion of the tender offer, Liberty will beneficially own 58,739,397 Shares, which will represent approximately 34.9% of the outstanding Shares. Any Shares we purchase in the tender offer will be attributed to the Liberty Capital Group. For more information regarding the Merger, arrangements among Liberty, Ticketmaster and Live Nation regarding the Merger and arrangements between Liberty and Live Nation regarding Liberty's ownership of Shares see Section 10 ("Relationships, Agreements and Transactions with Live Nation and Ticketmaster") and Section 11 ("Background and Purpose of the Tender Offer") of this offer to purchase.

        Except as set forth elsewhere in this offer to purchase or in Schedule A hereto, neither Purchaser, Liberty nor any affiliate or subsidiary of Purchaser or Liberty (nor, to the best knowledge of Purchaser and Liberty, any of the persons listed on Schedule A hereto): (i) beneficially owns or has a right to acquire any Shares, (ii) has engaged in any transactions in the Shares during the past 60 days, (iii) has any contract, arrangement or understanding, whether or not legally enforceable, with any other person with respect to any securities of Live Nation, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) had, in the past two years, any transaction with Live Nation or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC, and (v) had, in the last two years, any material negotiations, transactions or material contacts with Live Nation concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities of any class of Live Nation securities, an election of Live Nation's directors, or a sale or other transfer of a material amount of assets of Live Nation.

10.  RELATIONSHIPS, AGREEMENTS AND TRANSACTIONS WITH LIVE NATION AND TICKETMASTER

        Agreements relating to Ticketmaster.    On August 20, 2008, Liberty acquired beneficial ownership of 16,643,957 shares of Ticketmaster common stock in connection with IAC's spin-off of Ticketmaster and three other subsidiaries of IAC to IAC's stockholders. On May 13, 2008, in connection with the settlement of litigation relating to those proposed spin-offs, Liberty and certain of its affiliates entered into a "Spinco Agreement" with IAC and, for limited purposes, Barry Diller, the Chairman of IAC. On August 20, 2008, Liberty and its wholly-owned subsidiary that then held all of the shares of IAC common stock and IAC Class B common stock beneficially owned by Liberty, entered into a Spinco Assignment and Assumption Agreement, pursuant to which IAC assigned and Ticketmaster assumed from IAC certain of IAC's rights and obligations under the Spinco Agreement that provided for certain post-spin-off arrangements relating to Ticketmaster. In addition, on August 20, 2008, as required by the Spinco Agreement, Liberty entered into a registration rights agreement with Ticketmaster. In connection with the Merger, the Spinco Agreement and the registration rights agreement relating to Ticketmaster ceased to be of any force and effect with respect to Ticketmaster common stock.

        The following is a summary of the material terms of the Spinco Agreement and the Spinco Assignment and Assumption Agreement as it related to Ticketmaster and the Ticketmaster registration rights agreement. The following descriptions do not purport to cover all of the provisions of the Spinco Agreement, the Spinco Assignment and Assumption Agreement or the Ticketmaster registration rights agreement and are qualified in their entirety by reference to the full agreements. The Spinco Agreement, the Spinco Assignment and Assumption Agreement and the Ticketmaster registration rights agreement have each been filed as exhibits to the Tender Offer Statement on Schedule TO filed by Purchaser with the SEC in connection with the tender offer.

        Spinco Agreement with Ticketmaster.    The Spinco Agreement provided that so long as Liberty beneficially owned a certain percentage of Ticketmaster securities, Liberty had the right to nominate up to 20% of the directors serving on the board of directors of Ticketmaster. Prior to the Ticketmaster spin-off, Mark Carleton, a Senior Vice President of Liberty, Brian Deevy, and Michael Leitner, each a designee of Liberty, were appointed to the board of directors of Ticketmaster.

        Until the second anniversary of the Ticketmaster spin-off, Liberty agreed to vote all of the equity securities of Ticketmaster beneficially owned by Liberty in favor of the election of the full slate of director nominees recommended to stockholders by the board of directors of Ticketmaster so long as the slate included the director-candidates that Liberty had the right to nominate.

        Pursuant to the Spinco Agreement, Liberty agreed:

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  subject to certain exceptions, not to acquire beneficial ownership of any equity securities of Ticketmaster unless, after giving effect to such acquisition, Liberty's voting power of Ticketmaster would not exceed 35%;

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  to certain standstill provisions until the second anniversary of the Ticketmaster spin-off; and

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  to certain transfer restrictions with respect to its Ticketmaster common stock.

        Under the Spinco Agreement, for so long as Liberty had the right to nominate directors to Ticketmaster's board of directors, Liberty was entitled to notice of and to participate in certain negotiated business combination transactions and the opportunity to make competing offers in the case of tender offers by third parties, subject, in each case, to conditions set forth in the Spinco Agreement.

        Ticketmaster Registration Rights Agreement.    Pursuant to the Ticketmaster registration rights agreement, Liberty was entitled to three demand registration rights (and unlimited piggyback registration rights) in respect of the shares of Ticketmaster common stock received by Liberty in the Spin-off and other shares of Ticketmaster common stock acquired by Liberty consistent with the Spinco Agreement.

  Agreements relating to the Merger and Live Nation

        In connection with the execution of the Merger Agreement between Ticketmaster and Live Nation on February 10, 2009, Liberty entered into a Voting Agreement (the "Voting Agreement") with Live Nation and a Stockholder Agreement (the "Stockholder Agreement") with Live Nation and Ticketmaster. In addition, on January 25, 2010, Liberty and Live Nation entered into a registration rights agreement prior to the completion of the Merger. The following is a summary of the materials terms of the Voting Agreement, the Stockholder Agreement and the Live Nation registration rights agreement. The following descriptions do not purport to cover all of the provisions of the Voting Agreement, the Stockholder Agreement or the Live Nation registration rights agreement and are qualified in their entirety by reference to the full text of the agreements, which have been filed as exhibits to the Tender Offer Statement on Schedule TO filed by Purchaser with the SEC in connection with the tender offer. The Voting Agreement terminated by its terms after the Ticketmaster stockholders approved the Merger with Live Nation at the Ticketmaster annual stockholders meeting held on January 8, 2010.

  Voting Agreement

        The Voting Agreement provided, among other things, that Liberty would, subject to certain exceptions, vote the shares of Ticketmaster common stock beneficially owned by Liberty in favor of the adoption by Ticketmaster of the merger agreement and the approval of the Merger at the annual meeting of stockholders.

  Stockholder Agreement

        Representation of Liberty on the Live Nation Board of Directors after the Merger.    The Stockholder Agreement provides that, effective upon the closing of the Merger until such time as Liberty no longer beneficially owns Shares representing at least 50% of the number of Shares beneficially owned by Liberty immediately after the Merger (or, if sooner, following the second anniversary of the Merger, the date Liberty's beneficial ownership of Shares falls below 5% of the total voting power of Live Nation's equity securities), Liberty has the right to nominate up to two directors to serve on the board of directors of Live Nation. Pursuant to the Stockholder Agreement, Live Nation (i) effective as of the closing of the Merger, caused (a) John C. Malone, the Chairman of the board of directors of Liberty, and Mark Carleton, a Senior Vice President of Liberty, the two Liberty designees, to be appointed to the board of directors of Live Nation, and (b) the entire board of directors of Live Nation to be comprised of fourteen (14) directors, (ii) will cause each person that Liberty nominates following the Merger to be included in the slate of nominees recommended by the board of directors of Live Nation to the stockholders of Live Nation for election as directors at each annual meeting of stockholders at which such director's term expires, and (iii) will use commercially reasonable efforts to cause the election of each such Liberty designee, including soliciting proxies in favor of the election of such designees. Liberty has the right to designate a replacement director to the board of directors of Live Nation in order to fill any vacancy of a director previously designated by Liberty.

        One of Liberty's nominees serving on the board of directors of Live Nation must qualify as "independent" under applicable stock exchange rules. In addition, pursuant to the Stockholder Agreement, Liberty may require that one of its designees be appointed to serve on the Audit Committee of the Live Nation board of directors and one of Liberty's designees be appointed to serve on the Compensation Committee of the Live Nation board of directors, so long as, in each case, such designee meets the independence requirements of the applicable stock exchange to be appointed to such committee. In connection with the completion of the Merger on January 25, 2010. Mr. Carleton was appointed to serve on the Compensation Committee of the Live Nation board of directors and Liberty did not designate a director for the Audit Committee of the Live Nation board of directors. In addition, pursuant to the Stockholder Agreement, the Nominating and/or Governance Committee of

the Live Nation board of directors may include only "qualified directors," who are directors other than any who (i) were nominated by Liberty, (ii) are officers or employees of Live Nation or (iii) were not nominated by the Nominating and/or Governance Committee of the Live Nation board of directors in their initial election to the Live Nation board of directors and for whose election Liberty voted shares.

        Share Acquisition Restrictions and Governance Matters.    Pursuant to the Stockholder Agreement, Liberty has agreed to not acquire (except acquisitions made pursuant to rights offerings or similar offerings generally available to holders of equity securities of Live Nation) beneficial ownership of any equity securities of Live Nation unless after giving effect to such acquisition, Liberty's voting power of Live Nation would not exceed the Applicable Percentage. The "Applicable Percentage" initially is 35% and will be reduced for specified transfers of equity securities of Live Nation by Liberty. In the event that Liberty's beneficial ownership exceeds the Applicable Percentage, Liberty is not permitted under the Stockholder Agreement to vote any of the equity securities of Live Nation beneficially owned by Liberty in excess of the Applicable Percentage on any matter submitted to a vote of Live Nation stockholders.

        Pursuant to the Stockholder Agreement, Live Nation has approved Liberty, its affiliates and certain transferees of all of Liberty's interest in Live Nation as an "interested stockholder" under Section 203 of the Delaware General Corporation Law, thereby exempting such persons' acquisition of Live Nation equity securities from the restrictions on "business combinations" set forth in Section 203 of the Delaware General Corporation Law. In addition, Live Nation amended its stockholder rights plan to permit Liberty and its affiliates to acquire voting equity securities of the Company up to the Applicable Percentage without triggering the distribution of rights under such plan and agreed (i) upon notice of certain permitted transfers of Live Nation equity securities described below, to amend the Live Nation stockholder rights plan to permit such permitted transferee to acquire Live Nation equity securities up to the Applicable Percentage in effect with respect to such transferee and (ii) not to take certain actions that would materially adversely affect Liberty's ability to acquire Live Nation equity securities up to the Applicable Percentage.

        Transfer of Rights Under the Stockholder Agreement; Adjustment of Liberty's Applicable Percentage.    Under certain circumstances, if a transferee of Liberty's Live Nation equity securities agrees to be bound by the Stockholder Agreement, certain rights and obligations under the Stockholder Agreement may be transferred by Liberty to such transferee.

        If Liberty transfers Live Nation equity securities to one of Liberty's affiliates and such entity thereafter ceases to be a Liberty affiliate as a result of a spin-off transaction, all of the rights and obligations of Liberty under the Stockholder Agreement will apply to such entity, including the rights to board representation described above. In that event, the Applicable Percentage then in effect will apply to the spun-off Liberty affiliate and thereafter the applicable percentage attributable to Liberty Media will be 5%. If, however, Liberty transfers Live Nation equity securities to one of Liberty's affiliates and no spin-off transaction occurs, then Liberty Media will retain all of the rights to board representation provided by the Stockholder Agreement.

        If Liberty transfers all of its Live Nation equity securities to a third party who, after such transfer, does not own Live Nation equity securities in excess of the Applicable Percentage, then all of the rights and obligations of Liberty under the Stockholder Agreement (other than the rights to board representation described above) will apply to such transferee. In that event, the Applicable Percentage prior to such transfer will apply to such third-party transferee and thereafter the applicable percentage attributable to Liberty will be 0%. The rights and obligations of Liberty under the Stockholder Agreement may only be transferred to a third party twice, which transfers are in addition to the transfer of Live Nation equity securities in connection with the spin-off of a Liberty affiliate as described above.

  Live Nation Registration Rights Agreement

        Pursuant to the registration rights agreement, Liberty and its permitted transferees (the "Holders") are entitled to three demand registration rights (and unlimited piggyback registration rights) in respect of the Shares received by Liberty in the Merger and other Shares acquired by Liberty consistent with the Stockholder Agreement (collectively, the "Registrable Shares"). The Holders will be permitted to exercise their registration rights in connection with, among other things, certain hedging transactions that they may enter into in respect of the Registrable Shares. Live Nation will be obligated to indemnify the Holders, and each selling Holder will be obligated to indemnify the Issuer, against certain liabilities in connection with misstatements or omissions in any registration statement.

11.  BACKGROUND AND PURPOSE OF THE TENDER OFFER

        On August 20, 2008, IAC completed the spin-off of all of the capital stock of Ticketmaster to IAC stockholders, and Ticketmaster became a standalone public company. In connection with the Ticketmaster spin-off, Liberty acquired 16,643,957 shares of Ticketmaster common stock, which represented approximately 29% of the outstanding shares of Ticketmaster common stock. At the time of the spin-off, Liberty was the largest stockholder of IAC and Ticketmaster. In addition, Ticketmaster succeeded to certain of IAC's rights and obligations under the Spinco Agreement with Liberty. For a description of the Spinco Agreement as it applied to Ticketmaster see Section 10 ("Relationships, Agreements and Transactions with Live Nation and Ticketmaster") of this offer to purchase.

        On August 29, 2008, Liberty filed a Schedule 13D with the SEC reporting the acquisition of shares of Ticketmaster in connection with the spin-off.

        During the last week of January 2009, representatives of Ticketmaster contacted representatives of Liberty to discuss Liberty's willingness to support a proposed merger between Live Nation and Ticketmaster, which Live Nation and Ticketmaster had been discussing. Liberty indicated it would be willing to support such a merger if, among other things, Liberty received certain post-merger governance and registration rights with respect to the combined company. On January 30, 2009, Ticketmaster gave formal written notice to Liberty of a potential merger transaction involving Ticketmaster as required under the Spinco Agreement.

        During the first week of February 2009, representatives of Liberty, Ticketmaster and Live Nation began to negotiate the terms of the Voting Agreement and the Stockholder Agreement. On February 3, 2009, representatives of Ticketmaster delivered to representatives of Liberty a summary of the proposed governance terms for Liberty at the combined company, a draft of the Voting Agreement and a draft of the merger agreement between Ticketmaster and Live Nation. On February 5, 2009, representatives of Ticketmaster delivered to representatives of Liberty a draft of the Stockholder Agreement.

        From February 5, 2009 through February 9, 2009, representatives of Liberty negotiated the terms of the Stockholder Agreement, Voting Agreement and registration rights agreement with representatives of Ticketmaster and Live Nation. Those negotiations concluded early in the morning on February 10, 2009. On February 10, 2009, Live Nation and Ticketmaster entered into an Agreement and Plan of Merger regarding the Merger, Liberty and Live Nation entered into the Voting Agreement and Liberty, Live Nation and Ticketmaster entered into the Stockholder Agreement.

        On February 25, 2009, Liberty filed Amendment No. 1 to its Schedule 13D with respect to Ticketmaster to report the entering into of the Stockholder Agreement and the Voting Agreement.

        As noted above, pursuant to the Stockholder Agreement, Live Nation agreed to amend the Rights Agreement, dated as of December 21, 2005 (the "Rights Agreement"), between Live Nation and the Bank of New York Mellon, as rights agent ("BONY"), to permit Liberty and its affiliates to acquire up to a specified percentage (initially set at 35%) of Live Nation's voting equity securities in connection with and following the consummation of the Merger, and subject to the terms of the Stockholder Agreement, without triggering the issuance of rights under the Rights Agreement. Accordingly, on February 25, 2009, Live Nation and BONY entered into the First Amendment to the Rights Agreement in accordance with Live Nation's obligations under the Stockholder Agreement.

        On January 20, 2010, Liberty filed a Notification and Report Form with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") in connection with the acquisition of Shares in the Merger. The FTC granted early termination of the waiting period under the HSR Act with respect to such Notification and Report Form on January 25, 2010.

        On January 22, 2010, representatives of Liberty notified Live Nation that its designees for the combined company's board of directors were John C. Malone and Mark Carleton. On January 25, 2010, Live Nation and Ticketmaster completed the Merger, Messrs. Malone and Carleton were appointed to the Live Nation board of directors and Live Nation and Liberty entered into the Live Nation registration rights agreement.

        On January 26, 2010, Liberty issued a press release announcing its intention to commence this tender offer. In that press release, Liberty indicated that it would seek to purchase up to 34,500,000 Shares in the tender offer. The number of shares sought in the tender offer was subsequently reduced to 34,200,000 to comply with the 35% restriction described in Section 10 ("Relationships, Agreements and Transactions with Live Nation and Ticketmaster") of this offer to purchase after the total number of outstanding shares of Live Nation common stock was obtained from Live Nation following Liberty's announcement that Liberty intended to commence this tender offer.

        On January 27, 2010, Liberty filed Amendment No. 2 to its Schedule 13D with respect to shares of Ticketmaster common stock reporting that it had disposed of all of its shares of Ticketmaster common stock in the Merger. In addition, on such date, Liberty filed a Notification and Report Form with the FTC and Antitrust Division under the HSR Act in connection with the acquisition of Shares in the tender offer. The FTC granted early termination of the waiting period under the HSR Act with respect to such Notification and Report Form on January 29, 2010.

        On February 1, 2010, Liberty filed a Schedule 13D with the SEC reporting the acquisition of shares of Live Nation in connection with the Merger.

        Liberty held its stake in Ticketmaster for investment purposes. We are making this tender offer to increase Liberty's equity investment in Live Nation for investment purposes and because we and Liberty believe the merger of Live Nation and Ticketmaster will create value for stockholders. Any Shares purchased pursuant to the tender offer will be attributed by Liberty to its Liberty Capital Group.

        Plans or Proposals.    Except as disclosed in this offer to purchase, neither we, Liberty nor, to our knowledge, any of our affiliates or the people listed on Schedule A hereto have any current plans or proposals which relate to or would result in:

          (a)   any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Live Nation or any of its subsidiaries;

          (b)   any purchase, sale or transfer of a material amount of assets of Live Nation or any of its subsidiaries;

          (c)   any material change in the present dividend rate or policy, or indebtedness or capitalization of Live Nation;

          (d)   any change in the present board of directors or senior management of Live Nation;

          (e)   any other material change in Live Nation's corporate structure or business;

          (f)    any class of equity securities of Live Nation being delisted from the NYSE or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

          (g)   any class of equity securities of Live Nation becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

          (h)   the suspension of Live Nation's obligation to file reports under Section 15(d) of the Exchange Act; or

          (i)    any changes in Live Nation's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of Live Nation.

        While neither we nor Liberty have any definitive plans or proposals regarding any of the foregoing as of the date of this offer to purchase (except as set forth above), we and Liberty intend to continuously review our investment in Live Nation, and subject to our obligation to update this offer to purchase to reflect material changes in the information contained herein, we or Liberty may: (i) subject to Exchange Act Rule 14e-5 (which generally prohibits us from purchasing Shares outside of the tender offer), acquire additional Shares through open market purchases, private agreements or otherwise (subject to our contractual obligations with Live Nation discussed above), (ii) dispose of any or all of the Shares we or Liberty own or (iii) take any other available course of action, which could involve one or more of the types of transactions or have one or more of the results described in the preceding paragraph. In reaching any decision as to our or Liberty's course of action (as well as to the specific elements thereof), we and Liberty anticipate we would take into consideration a variety of factors, including, but not limited to, the following: Live Nation's business and prospects; other developments concerning Live Nation and its businesses generally; other business opportunities available to us and Liberty; developments with respect to Liberty's business; changes in law and government regulations; general economic conditions; and money and stock market conditions, including the market price of the Shares. Notwithstanding the above, any course of action taken by us or Liberty will be subject to the restrictions described in Section 10 ("Relationships, Agreements and Transactions with Live Nation and Ticketmaster") of this offer to purchase.

12.  SOURCE AND AMOUNT OF FUNDS

        If we purchase 34,200,000 Shares in the tender offer at $12.00 per share, the aggregate purchase price for the Shares will be approximately $410 million, not including fees and expenses, which we estimate to be approximately $285,000. We will obtain such funds from cash and cash equivalents of Liberty that are attributed to its Liberty Capital Group. The tender offer is not conditioned on the receipt of financing.

13.  CONDITIONS OF THE TENDER OFFER

        Notwithstanding any other provisions of this tender offer, and in addition to (and not in limitation of) our right to extend and amend the tender offer at any time, we shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Exchange Act Rule 14e-1(c) (relating to our obligation to pay for or return tendered Shares promptly after termination or withdrawal of the tender offer), pay for, and may delay or postpone the acceptance for payment of and accordingly the payment for, any tendered Shares, and may amend or terminate the tender offer, if, at any time on or after January 31, 2010, and before the time of payment for the

Shares (whether or not any Shares have theretofore been accepted for payment pursuant to the tender offer), any of the following events shall occur or conditions shall exist:

        (a)   there shall be threatened or instituted or pending any action, proceeding, application or counterclaim by or before any court, government or governmental authority or agency or tribunal, domestic or foreign (1)(A) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the making of the tender offer, the acceptance for payment of, or payment for, some or all of the Shares by Purchaser, (B) seeking to obtain material damages in connection therewith or (C) otherwise directly or indirectly relating to the transactions contemplated by the tender offer, (2) seeking to impose or confirm limitations on the ability of Purchaser or any of Liberty's subsidiaries effectively to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares on all matters properly presented to Live Nation's stockholders, (3) seeking to require divestiture by Liberty, Purchaser or any other subsidiary of Liberty of any Shares beneficially owned by Liberty or of any other assets or properties as a condition to acquiring Shares in the tender offer; (4) seeking any material diminution in the benefits expected to be derived by Liberty (including the Liberty Capital Group or the Liberty Interactive Group) and Purchaser as a result of the transactions contemplated by the tender offer, (5) which otherwise directly or indirectly relates to the tender offer or which otherwise, in our reasonable judgment, might materially adversely affect us, Liberty or Live Nation or any of their respective subsidiaries or affiliates or the value of the Shares to us or Liberty or (6) in our reasonable judgment, materially adversely affects the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of Live Nation and its subsidiaries (taken as a whole);

        (b)   there shall be any action taken or any statute, rule, regulation, interpretation, judgment, order, decree or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable (1) to us, Liberty or any of its other subsidiaries or (2) to the tender offer, by any court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, which, in our reasonable judgment, might directly or indirectly result in any of the consequences referred to in clauses (1) through (6) of paragraph (a) above;

        (c)   any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of Live Nation or any of its subsidiaries which, in our reasonable judgment, is or may be materially adverse to the value of the Shares;

        (d)   there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with any such exchange or market not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks by Federal or state authorities in the United States, (3) any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which, in the reasonable judgment of Purchaser, might materially adversely affect the extension of credit by banks or other lending institutions, (4) commencement or escalation of a war, armed hostilities or the occurrence of any other national or international calamity directly or indirectly involving the United States or any attack on, or outbreak or act of terrorism involving, the United States, (5) any change in the general political, market, economic or financial conditions in the United States or other jurisdictions in which Live Nation or its subsidiaries do business that could, in our reasonable judgment, have a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses, franchises, results of operations or prospects of Live Nation or any of its significant subsidiaries or the trading in, or value of, the Shares, (6) any decline in the Dow Jones

Industrial Average or the Standard & Poor's Index of 500 Industrial Companies or the NASDAQ-100 Index by an amount in excess of 10% measured from the close of business on January 29, 2010 (the last trading day prior to the commencement of the tender offer), (7) a 10% decrease, measured from the close of trading on January 29, 2010, in the market price for the Shares or in the general level of market prices for equity securities in the United States, (8) a 10% change, measured from the close of trading on January 29, 2010, in United States or any other currency exchange rates in markets where Live Nation does business or a suspension of or limitation on the markets therefor or (9) in the case of any of the foregoing existing on January 31, 2010, a material acceleration or worsening thereof;

        (e)   we become aware that any material contractual right of Live Nation or any of its subsidiaries has been or will be impaired or otherwise adversely affected or that any indebtedness of Live Nation or any of its subsidiaries in excess of $10 million has been or will be accelerated or has otherwise become or will become due or become subject to acceleration prior to its stated due date, or, in each case, would reasonably be expected to occur, in each case, with or without notice or the lapse of time or both, as a result of, or in connection with, the tender offer;

        (f)    Live Nation shall have (1) split, combined or otherwise changed, or authorized or proposed the split, combination or other change, of the Shares, (2) acquired directly or indirectly or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, the presently outstanding Shares, (3) issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of, additional Shares, other than Shares issued or sold upon the exercise or conversion (in accordance with the publicly disclosed terms thereof on the date of this offer to purchase) of director or employee stock options outstanding on the date of this offer to purchase, or issued, distributed or sold, or authorized or proposed the issuance, distribution or sale, of shares of any other class of capital stock or other equity interests, other voting securities, or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, (4) altered or proposed to alter Live Nation's stockholder rights plan, (5) authorized, recommended, proposed or entered into an agreement with respect to any merger, consolidation, recapitalization, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual or other right of Live Nation or any of its subsidiaries or any comparable event not in the ordinary course of business, (6) declared, paid or proposed to declare or pay any dividend or other distribution on the Shares, (7) amended or authorized or proposed any amendment to Live Nation's certificate of incorporation or bylaws, or Purchaser shall become aware that Live Nation shall have proposed or adopted any such amendment which has not been previously disclosed in publicly available documents on file with the SEC, or (8) breached or threatened to breach the Stockholder Agreement;

        (g)   a tender or exchange offer for any Shares shall be made or publicly proposed to be made by any person other than Purchaser or Liberty (including, without limitation, Live Nation or any of its subsidiaries) or it shall be publicly disclosed or Purchaser or Liberty shall otherwise learn that (1) any person, entity (including, without limitation, Live Nation or any of its subsidiaries or affiliates) or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) other than Purchaser or Liberty shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of Live Nation (including, without limitation, the Shares) through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of Live Nation (including, without limitation, the Shares) other than acquisitions for bona fide arbitrage purposes only and except as disclosed in a Schedule 13D or Schedule 13G on file with the Securities and Exchange Commission on February 1, 2010, (2) any such person, entity or group, which before had filed such a Schedule with the Securities and Exchange Commission has acquired or proposes to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of an additional 1% or more of any class or series of capital stock of Live Nation (including, without limitation, the Shares), or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of an additional 1% or more of any class or series of capital stock of Live Nation (including, without limitation, the Shares), (3) any person or group other than Purchaser or Liberty shall enter into a definitive agreement or an agreement in principle or make a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination with or involving Live Nation or any of its subsidiaries, or (4) any person other than Purchaser or Liberty shall file a Notification and Report Form under the HSR Act, or make a public announcement reflecting an intent to acquire Live Nation or any securities or material assets of Live Nation or any of its subsidiaries;

        (h)   (1) any consent, approval, clearance, waiver or order shall not have been obtained under any foreign antitrust, competition, investment, trade regulation or similar statute, law, ordinance, rule or regulation, or (2) any other consent, approval, clearance, waiver or order or other action or non-action of any domestic, foreign or supranational governmental, administrative or regulatory agency, authority, tribunal or instrumentality shall not have been obtained, which, in the case of (1) and (2) above, is applicable to the purchase of Shares pursuant to the tender offer, on terms satisfactory to Purchaser;

        (i)    the board of directors of Live Nation shall have taken any action that would, upon consummation of the tender offer and the subsequent acquisition of Shares by Purchaser, prohibit or restrict any merger, business combination or other corporate transaction involving Live Nation on the one hand and Liberty on the other hand, or that would restrict in any way our ability and the ability of Liberty to freely exercise all rights of ownership of Shares.

        All conditions to the tender offer must be satisfied or, other than those conditions dependent upon the receipt of governmental approvals, waived by us prior to the expiration of the tender offer. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right prior to the expiration of the tender offer, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the tender offer. In the event that we become aware that a condition has failed, or will necessarily fail, prior to the expiration of the tender offer, we will promptly notify you, which notification may be made by a press release, whether we will waive such condition and proceed with the tender offer or terminate the tender offer. In the event that we waive any such condition, we will extend the expiration of the tender offer to the extent necessary for the tender offer to expire no earlier than five business days from the date of our announcement of such waiver.

14.  CERTAIN LEGAL MATTERS

        Except as described in this Section 14, based on a review of publicly available filings Live Nation has made with the SEC and other publicly available information concerning Live Nation, we are not aware of any license or regulatory permit that appears to be material to the business of Live Nation that might be adversely affected by our acquisition of Shares as contemplated by the tender offer or of any approval or other action by any governmental entity that would be required or desirable for the acquisition or ownership of Shares by us as contemplated by the tender offer. Should any approval or other action be required or desirable, we currently contemplate that we will seek or request Live Nation to seek that approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions. Should any such approval or other action not be obtained or be obtainable only subject to substantial conditions, we could decline to accept for payment or pay for any Shares tendered. Stockholders tendering in the tender offer will not waive any rights that they may have under the federal securities laws. See Section 13 ("Conditions of the Tender Offer") of this offer to purchase.

        Antitrust.    Under the HSR Act, and the related rules and regulations that have been issued by the FTC, the purchase of Shares in the tender offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by us of a Notification and Report Form with the FTC and the Antitrust Division with respect to the tender offer, unless we receive a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. We filed the Notification and Report Form with the FTC and the Antitrust Division with respect to the tender offer on January 27, 2010 and the FTC granted early termination of the waiting period under the HSR Act with respect to such Notification and Report Form on January 29, 2010.

        The purchase of Shares in the tender offer may be subject to notification and waiting period requirements in Austria under the Cartel Act. If the purchase of Shares meets certain statutory requirements under the Cartel Act, and related rules and regulations, then the purchase of Shares in the tender offer may not be consummated until the expiration of a four week waiting period following the filing of a Notification with the Federal Competition Authority (the "FCA") with respect to the tender offer and receipt of a respective clearance letter of the FCA and the Federal Cartel Prosecutor, unless early termination of the waiting period is granted, or unless the FCA or the Federal Cartel Prosecutor request an in-depth investigation by the Cartel Court (in which case the purchase of Shares in the tender offer may not be consummated until the in-depth investigation proceedings are dismissed or the order (i) rejecting the application for in-depth investigation or (ii) clearing the transaction has become final and binding). It is anticipated that if a Notification is required to be filed with the FCA, then such Notification will be filed with the FCA no later than February 8, 2010. If required, the expiration or termination of the applicable waiting periods and confirmation that the transaction can be implemented under the Cartel Act will be a condition to our obligation to accept for payment and pay for Shares tendered pursuant to the tender offer.

        In Germany, under the Act against Restriction of Competition, and related rules and regulations, the purchase of Shares in the tender offer may not be consummated until the expiration of a one month waiting period following the filing of a Notification with the Federal Cartel Office (the "FCO") with respect to the tender offer, unless early termination of the waiting period is granted, or unless the FCO opens an in-depth investigation (in which case the purchase of Shares in the tender offer may not be consummated until the expiration of a four month waiting period from the date of the Notification that may be shortened by way of early termination and can also be extended subject to approval by the parties to the transaction). It is anticipated that the Notification will be filed with the FCO no later than February 8, 2010. Expiration or termination of the applicable waiting periods under the Act against Restriction of Competition is a condition to our obligation to accept for payment and pay for Shares tendered pursuant to the tender offer.

        In Canada, under Part IX of the Competition Act (Canada) (the "CA"), an acquisition of an interest in an operating business in Canada may require pre-merger notification if certain "size of parties" and "size of transaction" thresholds are exceeded (a "Notifiable Transaction"). Where a transaction constitutes a Notifiable Transaction, the parties may comply with the applicable notification requirements by: (a) obtaining an advance ruling certificate (an "ARC"); (b) obtaining a "no action letter", together with a waiver of the requirement to comply with Part IX of the CA; and/or (c) filing a notification and observing the 30-day statutory waiting period before closing. The Commissioner of Competition (the "Commissioner") may extend the statutory 30-day waiting period by requesting additional information from the parties during that initial 30-day period, in which case the waiting period will be extended and expire 30 days after substantial compliance with such request. The tender offer is a Notifiable Transaction under the CA. We intend to request the issuance of an ARC or, in the alternative, a "no action letter" and a waiver of the requirement to comply with Part IX of the CA, and if necessary will make a pre-merger notification filing. Receipt of an ARC or "no-action letter" or the expiration or termination of the applicable waiting periods under the CA is a condition to our obligation to accept for payment and pay for Shares tendered pursuant to the tender offer.

        State Takeover Laws.    Other than Section 203 of the Delaware General Corporation Law, which does not apply to the purchase of Shares in connection with the tender offer, we are not aware of any fair price, moratorium, control share acquisition or other form of antitakeover statute, rule or regulation of any state or jurisdiction that applies or purports to apply to the tender offer. Except as described in this offer to purchase, we have not attempted to comply with any state takeover statute or regulation in connection with the tender offer. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the tender offer and nothing in this offer to purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the tender offer, we might be unable to accept for payment or pay for Shares tendered pursuant to the tender offer or be delayed in continuing or consummating the tender offer. In such case, we may not be obligated to accept for payment or pay for any Shares tendered. It is a condition to our obligation to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the tender offer that no governmental authority or court assert that a state takeover statute is applicable to the tender offer or purchase of, or payment for, Shares pursuant thereto.

15.  DIVIDENDS AND DISTRIBUTIONS

        If, on or after January 31, 2010, Live Nation should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities, (c) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, or (d) declare a cash dividend or other distribution on the Shares, any additional Shares, shares of any other class of capital stock, other voting securities or any securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to stockholders of record on a date on or prior to the date on which any particular Share is accepted for payment and paid for pursuant to the tender offer, or shall publicly disclose that it has taken any of the foregoing actions, then, subject to the provisions of Section 13 ("Conditions of the Tender Offer") of this offer to purchase, we, in our sole discretion, may make such adjustments as we deem appropriate in the tender offer price and other terms of the tender offer, including, without limitation, the number or type of securities offered to be purchased.

16.  FEES AND EXPENSES

        We have retained D.F. King & Co., Inc. to act as information agent and Computershare Trust Company, N.A. to act as depositary in connection with the tender offer. The information agent may contact holders of Shares by mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The information agent and the depositary will receive reasonable and customary compensation for their services, will be reimbursed by us for specified out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

        No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the information agent as described above) for soliciting tenders of Shares under the tender offer. Stockholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender Shares through such brokers or banks and not directly to the depositary. We, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, the information agent or the depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares except as otherwise provided in this offer to purchase or the letter of transmittal.

17.  MISCELLANEOUS

        We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction.

        We have filed with the SEC a Tender Offer Statement on Schedule TO which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 ("Certain Information About Purchaser and Liberty") of this offer to purchase.

        NEITHER WE NOR LIBERTY HAVE AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF US, LIBERTY, THE DEPOSITARY OR THE INFORMATION AGENT AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. NEITHER WE NOR LIBERTY HAVE AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR LIBERTY.

February 1, 2010	LMC Events, LLC

SCHEDULE A

Additional Information

I.     Directors and Executive Officers of Liberty.

        The name, present principal occupation and employment history for the past five years of each director and executive officer of Liberty are set forth below. The business address for each person listed below is c/o Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112. All executive officers and directors listed are United States citizens, except for David J.A. Flowers, who is a citizen of Canada and M. Ian G. Gilchrist, who is a citizen of both the United States and Canada.

Name	Present Principal and Five-Year Employment History
John C. Malone	Chairman of the Board and a director of Liberty since March 2006. Chairman of the Board and a director of Liberty's predecessor (Old Liberty) from 1994 to May 2006. Chief Executive Officer of Old Liberty from August 2005 to February 2006. Mr. Malone served as Chairman of the Board of Tele-Communications, Inc. (TCI) from November 1996 to March 1999 and Chief Executive Officer of TCI from January 1994 to March 1997. Mr. Malone is Chairman of the Board of Liberty Global, Inc. (LGI), Chairman of the Board of DIRECTV and a director of Discovery Communications, Inc. (Discovery), IAC, Expedia, Inc., Sirius XM Radio Inc. (Sirius), Ascent Media Corporation and Live Nation Entertainment, Inc.
Robert R. Bennett
A director of Liberty since May 2006. A director of Old Liberty from September 1994 to May 2006. Chief Executive Officer of Old Liberty from April 1997 to August 2005. President of Old Liberty from April 1997 to February 2006. Previously, Mr. Bennett held various executive positions with Old Liberty since its inception in 1994. Mr. Bennett is a director of Discovery and Sprint Nextel Corporation.
Donne F. Fisher
A director of Liberty since May 2006. A director of Old Liberty from October 2001 to May 2006. Mr. Fisher has served as President of Fisher Capital Partners, Ltd., a venture capital partnership, since December 1991. Mr. Fisher served as Executive Vice President of TCI from January 1994 to January 1996 and served as a consultant to TCI, including its successors AT&T Broadband LLC and Comcast Corporation, from 1996 to December 2005.
M. Ian G. Gilchrist	A director of Liberty since July 2009. Mr. Gilchrist served as a Managing Director at Citigroup/Salomon Brothers from 1995 to 2008.

Name	Present Principal and Five-Year Employment History
Gregory B. Maffei	Chief Executive Officer, President and a director of Liberty since March 2006. Chief Executive Officer and President of Old Liberty since February 2006 and a director of Old Liberty from November 2005 to May 2006. CEO-Elect of Old Liberty from November 2005 through February 2006. Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation from June 2005 until November 2005. Mr. Maffei served as Chairman and Chief Executive Officer of 360networks Corporation from January 2000 until June 2005. Previously, Mr. Maffei was Chief Financial Officer of Microsoft Corporation and Chairman of the Board of Expedia, Inc. Mr. Maffei serves as a director of Electronic Arts, Inc., DIRECTV and Sirius.
Evan D. Malone
A director of Liberty since August 2008. Dr. Malone has been an engineering consultant for more than the past five years. Since January 2008, Dr. Malone has served as the owner and manager of a real estate property and management company, 1525 South Street LLC. During 2008, Dr. Malone also served as a post-doctoral research assistant at Cornell University and an engineering consultant with Rich Food Products, a food processing company. Dr. Malone has served as co-owner and director of Drive Passion PC Services, CC, an Internet café, telecommunications and document services company, in South Africa since 2007 and served as an applied physics technician for Fermi National Accelerator Laboratory, part of the national laboratory system of the Office of Science, U.S. Department of Energy, from 1999 until 2001.
David E. Rapley
A director of Liberty since May 2006. A director of Old Liberty from July 2002 to May 2006, having previously served as a director of Old Liberty during 1994. Mr. Rapley has served as President of Rapley Consulting, Inc. since 2002. Mr. Rapley served as Executive Vice President of Engineering of VECO Corp. Alaska from January 1998 to December 2001. Mr. Rapley is a director of LGI.
M. LaVoy Robison
A director of Liberty since May 2006. A director of Old Liberty from June 2003 to May 2006. Mr. Robison has been executive director and a board member of The Anschutz Foundation (a private foundation) since January 1998. Mr. Robison is a director of Discovery.
Larry E. Romrell
A director of Liberty since May 2006. A director of Old Liberty from March 1999 to May 2006. Mr. Romrell served as an Executive Vice President of TCI from January 1994 to March 1999. Mr. Romrell is a director of LGI.

Name	Present Principal and Five-Year Employment History
David J.A. Flowers	A Senior Vice President and the Treasurer of Liberty since March 2006. A Senior Vice President of Old Liberty since October 2000 and Treasurer of Old Liberty since April 1997. Mr. Flowers served as a Vice President of Old Liberty from June 1995 to October 2000. Mr. Flowers serves as a director of Interval Leisure Group, Inc. and Sirius.
Albert E. Rosenthaler
A Senior Vice President of Liberty since March 2006. A Senior Vice President of Old Liberty since April 2002. Prior to joining Old Liberty, Mr. Rosenthaler was a tax partner in the accounting firm of Arthur Andersen LLP.
Christopher W. Shean
A Senior Vice President and the Controller of Liberty since March 2006. A Senior Vice President of Old Liberty since January 2002 and Controller of Old Liberty since October 2000. Mr. Shean served as a Vice President of Old Liberty from October 2000 to January 2002.
Charles Y. Tanabe
Executive Vice President of Liberty since January 2007, a Senior Vice President of Liberty from March 2006 to December 2006, the General Counsel of Liberty since March 2006 and the Secretary of Liberty from March 2006 to December 2007. Executive Vice President of Old Liberty since January 2007, a Senior Vice President of Old Liberty from January 1999 to December 2006, the Secretary of Old Liberty from April 2001 to March 2008 and the General Counsel of Old Liberty since January 1999.

II.    Directors and Executive Officers of Purchaser.

        The name, present principal occupation and employment history for the past five years of each executive officer of the Purchaser are set forth below. Purchaser is managed by its sole member, which is a wholly-owned subsidiary of Liberty, and does not have a board of directors. The business address for each person listed below is c/o Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112. All executive officers listed are United States citizens, except for David J.A. Flowers, who is a citizen of Canada.

Name	Present Principal and Five-Year Employment History
Gregory B. Maffei	Chief Executive Officer and President of the Purchaser since January 2010. See above for employment history.
David J.A. Flowers	A Senior Vice President and the Treasurer of the Purchaser since January 2010. See above for employment history.
Albert E. Rosenthaler	A Senior Vice President of the Purchaser since January 2010. See above for employment history.
Christopher W. Shean	A Senior Vice President and the Controller of the Purchaser since January 2010. See above for employment history.
Charles Y. Tanabe	Executive Vice President and the General Counsel of the Purchaser since January 2010. See above for employment history.

February 1, 2010

        The depositary will accept legible copies of the letter of transmittal. You or your broker, dealer, commercial bank, trust company or other nominee should send the letter of transmittal and certificates for the Shares and any other required documents to the depositary at one of its addresses set out below:

        The Depositary for the tender offer is:

By First Class Mail:	By Facsimile (For Eligible Institutions only)	By Registered or Certified Mail, or Overnight Delivery:
Computershare Trust Company, N.A.	(617) 360-6810	Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions		c/o Voluntary Corporate Actions
P.O. Box 43011	Confirmation of Facsimile	Suite V
Providence, RI 02940-3011	Transmissions by Telephone:	250 Royall Street
	(781) 575-2332	Canton, MA 02021

        Please contact the information agent at the telephone numbers and address below with any questions or requests for assistance or additional copies of the offer to purchase and the letter of transmittal and the notice of guaranteed delivery. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the tender offer.

The Information Agent for the tender offer is:

D. F. King & Co., Inc.
48 Wall Street
22nd Floor
New York, New York 10005

Banks and Brokers Call:
212-269-5550

All others call Toll Free:
1-888-628-1041

Email: livenation@dfking.com

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